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CUSIP No. 146229 10 9                                          Page 1 of 7 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                                 CARTER'S, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   146229 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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CUSIP No. 146229 10 9                                          Page 2 of 7 Pages


--------------------------------------------------------------------------------
  1.  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Berkshire Fund V, Limited Partnership
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)    [ ]

                                                           (b)    [X]
--------------------------------------------------------------------------------
  3.  SEC USE ONLY

--------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER
       NUMBER OF               0
        SHARES         ---------------------------------------------------------
     BENEFICIALLY        6.  SHARED VOTING POWER
       OWNED BY                0
         EACH          ---------------------------------------------------------
       REPORTING         7.  SOLE DISPOSITIVE POWER
        PERSON                 0
         WITH          ---------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
      CERTAIN SHARES
--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%
--------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------






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CUSIP No. 146229 10 9                                          Page 3 of 7 Pages


--------------------------------------------------------------------------------
  1.  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Berkshire Fund V Coinvestment Fund, Limited Partnership
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)    [ ]

                                                           (b)    [X]
--------------------------------------------------------------------------------
  3.  SEC USE ONLY

--------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
                         5.  SOLE VOTING POWER
       NUMBER OF               0
        SHARES         ---------------------------------------------------------
     BENEFICIALLY        6.  SHARED VOTING POWER
       OWNED BY                0
         EACH          ---------------------------------------------------------
       REPORTING         7.  SOLE DISPOSITIVE POWER
        PERSON                 0
         WITH          ---------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
      CERTAIN SHARES
--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%
--------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------






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CUSIP No. 146229 10 9                                          Page 4 of 7 Pages


--------------------------------------------------------------------------------
  1.  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Berkshire Investors LLC
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)    [ ]

                                                           (b)    [X]
--------------------------------------------------------------------------------
  3.  SEC USE ONLY

--------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

         Massachusetts
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER
       NUMBER OF                0
        SHARES         ---------------------------------------------------------
     BENEFICIALLY        6.   SHARED VOTING POWER
       OWNED BY                 0
         EACH          ---------------------------------------------------------
       REPORTING         7.   SOLE DISPOSITIVE POWER
        PERSON                  0
         WITH          ---------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER
                                0
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [ ]
      CERTAIN SHARES
--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0%
--------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------






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CUSIP No. 146229 10 9                                          Page 5 of 7 Pages


ITEM 1.

Except as set forth below, all previously reported Items are unchanged. For clarity, Item 2(a) is restated in its entirety.

ITEM 2.
             (a)  NAME OF PERSON FILING

                         Berkshire Fund V, Limited Partnership ("Fund V"),
                  Berkshire Fund V Coinvestment Fund, Limited Partnership ("Coinvest Fund"), and Berkshire Investors LLC ("Investors") are jointly filing this amended Schedule 13G.

                         Fifth Berkshire Associates LLC, a Massachusetts limited
                  liability company ("FBA"), is the general partner of Fund V and Coinvest Fund. The managing members of FBA are Bradley M. Bloom, J. Christopher Clifford, Kevin T. Callaghan, Richard K. Lubin, Carl Ferenbach, Jane Brock-Wilson, David R. Peeler, Robert J. Small, and Ross M. Jones (the "Fifth Berkshire Principals" and together with Michael C. Ascione, Christopher
                  J. Hadley and Lawrence S. Hamelsky, the "Berkshire Principals"). The Berkshire Principals are the managing members of Investors.

                         Fund V, Coinvest Fund and Investors often make
                  acquisitions in, and dispose of, securities of an issuer on the same terms and conditions and at the same time. Based on the foregoing and the relationships described herein, these entities may be deemed to constitute a "group" for purposes of
                  Section 13(g)(3) of the Securities Exchange Act of 1934. The filing of this statement shall not be construed as an admission that Fund V, Coinvest Fund and Investors are a group, or have agreed to act as a group.

ITEM 4.      OWNERSHIP

             (a)  Amount beneficially owned:

                  Each of Fund V, Coinvest Fund and Investors directly holds 0 shares of Common Stock.

             (b)  Percent of class:

                  Each of Fund, Coinvest Fund and Investors V beneficially owns 0% of the Company's Common Stock.

             (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                        For each of Fund V, Coinvest Fund and Investors:
                        0 shares.

                  (ii)  Shared power to vote or to direct the vote
                        For each of Fund V, Coinvest Fund and Investors:
                        0 shares.


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CUSIP No. 146229 10 9                                          Page 6 of 7 Pages


                  (iii) Sole power to dispose or to direct the disposition of
                        For each of Fund V, Coinvest Fund and Investors:
                        0 shares.

                  (iv) Shared power to dispose or to direct the disposition of For each of Fund V, Coinvest Fund and Investors:
                        0 shares.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5
percent of the class of securities, check the following:                     [X]



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CUSIP No. 146229 10 9                                          Page 7 of 7 Pages


Signatures:

                  After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                       BERKSHIRE FUND V, LIMITED PARTNERSHIP

                                            By:  Fifth Berkshire Associates LLC,
                                                   its General Partner

                                                 By:   /s/ Richard Lubin
                                                      --------------------------
                                                       Name:  Richard Lubin
                                                       Title:  Managing Director

                                       BERKSHIRE FUND V COINVESTMENT FUND,
                                       LIMITED PARTNERSHIP

                                            By:  Fifth Berkshire Associates LLC,
                                                   its General Partner

                                                 By:   /s/ Richard Lubin
                                                      --------------------------
                                                       Name:  Richard Lubin
                                                       Title:  Managing Director

                                       BERKSHIRE INVESTORS LLC

                                                 By:  /s/ Richard Lubin
                                                      --------------------------
                                                       Name:  Richard Lubin
                                                       Title:  Managing Director





Date:  February 13, 2007




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